   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 1999


                                                      REGISTRATION NO. 333-87693
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       AIRNET COMMUNICATIONS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          3663                           59-3218138
 (STATE OR OTHER JURISDICTION    (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER
      OF INCORPORATION OR        CLASSIFICATION CODE NUMBER)           IDENTIFICATION NO.)
         ORGANIZATION)

                                100 RIALTO PLACE
                                   SUITE 300
                            MELBOURNE, FLORIDA 32901
                                 (407) 953-6600
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               GERALD Y. HATTORI
                       AIRNET COMMUNICATIONS CORPORATION
                                100 RIALTO PLACE
                                   SUITE 300
                            MELBOURNE, FLORIDA 32901
                                 (407) 953-6600
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                 JOHN G. IGOE, ESQ.                                   PHILIP J. BOECKMAN, ESQ.
               EDWARDS & ANGELL, LLP                                  CRAVATH, SWAINE & MOORE
                 250 ROYAL PALM WAY                                      825 EIGHTH AVENUE
                PALM BEACH, FL 33480                                     NEW YORK, NY 10019
                   (561) 833-7700                                          (212) 474-1000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effectiveness of this Registration Statement.
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
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

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of our common stock registered hereby:

SEC registration fee........................................  $   22,859
NASD fee....................................................       8,725
Printing and engraving expenses.............................     150,000
Accounting fees and expenses................................     400,000
Legal fees and expenses.....................................     400,000
Blue Sky fees and expenses..................................          --
Nasdaq/NMS application fee..................................      95,000
Transfer agent fees and expenses............................      25,000
Miscellaneous...............................................     140,376
                                                              ----------
          Total.............................................  $1,241,960

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our officers and directors are covered by provisions of the Delaware General Corporation Law and our certificate of incorporation and bylaws, which serve to limit, and, in some instances, to indemnify them against, liabilities which they may incur in their respective capacities. Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by Delaware law. Specifically, the directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     Our bylaws provide for the indemnification of our directors and officers (as well as certain other persons) if the person acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. In an action by or in the right of the Company, no indemnification may be made if the person shall have been adjudged to be liable to the Company unless the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses which the court deems proper. Our bylaws also provide that any indemnification (unless ordered by a court) may be made by the Company only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the person has met the applicable standard of conduct. This determination must be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, (ii) if a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders of the Company. If an indemnified person has been successful on the merits or otherwise in defense of any action described above, or in the defense of any matter in the action, the person will be indemnified against expenses (including attorneys' fees) incurred in connection with the action, without the necessity of authorization in the specific case. Expenses incurred in defending or investigating a threatened or pending action may be paid by us in advance of the final disposition of the action upon receipt of an undertaking by the person to repay the amount if it is ultimately determined that indemnification is not proper. The indemnification and advancement of expenses provided by or granted under our bylaws are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, contract, vote of shareholders or disinterested directors or otherwise, it being our policy that indemnification of the persons specified in the bylaws shall be made to the fullest extent permitted by law. The indemnification and advancement of expenses provided by our bylaws, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and inure to the benefit of the heirs, executors and administrators of that person.

     We carry directors' and officers' liability insurance.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     During the past three years, we have issued unregistered securities to a limited number of persons as described below:

          In April 1997, we raised approximately $9.0 million from the sale of an aggregate of 8,093,022 shares of Series D Preferred Stock to 66 investors in an offering at $1.10 per share. We paid Robertson, Stephens & Company LLC $145,096.98 and issued an additional 81,027 shares of Series D Preferred Stock to Robertson, Stephens & Company LLC as consideration for its services as a placement agent in connection with the Series D offering.

          In the second half of 1997, we raised approximately $15.4 million from the sale of an aggregate of 431,327,408 shares of Series E Preferred Stock to 49 investors in an offering at $.035619838954 per share. We paid BankAmerica Robertson Stephens a placement agent fee in the amount of $32,040 as consideration for its services as a placement agent in connection with the Series E offering.

          In late 1998, we raised approximately $15.7 million from the sale of an aggregate of 283,471,155 shares of Series F Preferred Stock to 31 investors in an offering at $0.05526523774 per share.

          On June 11, 1999 and August 2, 1999, we raised approximately $6.0 million and $338,187, respectively, from the sale of convertible promissory notes along with warrants to purchase shares of our common stock to certain of our existing stockholders. These loans were evidenced by convertible promissory notes and $6.3 million of the notes automatically converted into shares of Series G Preferred Stock upon the closing of the offering of Series G Preferred Stock.

          In September 1999, we raised $30 million from the sale of an aggregate of 230,769,231 shares of Series G Preferred Stock to 45 investors in an offering at $0.13 per share.

          From January 1, 1996 through October 26, 1999, (the most recent practicable date), we granted stock options to purchase an aggregate of 148,517,725 shares of our common stock at prices ranging from $.066 to $10.62 per share to employees, consultants and directors (net of options forfeited for failure to exercise prior to expiration date).

          From January 1, 1996 through October 26, 1999, (the most recent practicable date), we issued and sold an aggregate of 18,499,659 shares of our common stock to employees, consultants and directors for aggregate consideration of $225,012 pursuant to exercise of stock options and grant of stock awards.

     For additional information concerning these sales of unregistered securities, see "Certain Transactions" in the form of prospectus included in this registration statement.

     Except where otherwise provided above, none of these unregistered sales transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe that each transaction was exempt from the registration requirements of the Securities Act by virtue of Section 4(2) of the Securities Act, Regulation D promulgated under Section 4(2) or Rule 701 pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients in these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and instruments issued in the transactions. All recipients had adequate access, through their relationships with us, to information about us.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     a. Exhibits:


       *1.1   Form of Underwriting Agreement.
       *3.1   Sixth Amended and Restated Certificate of Incorporation.
       *3.2   Second Amended and Restated Bylaws.
       *4.1   Specimen Certificate evidencing shares of Common Stock.
       *4.2   Second Amended and Restated Shareholders' and Registration
              Rights Agreement dated as of April 16, 1997.
       *4.3   First Amendment to Second Amended and Restated Shareholders'
              and Registration Rights Agreement dated as of September 20,
              1999.
       *4.4   Second Amended and Restated Agreement Among Series E, Series F
              and Series G Second Preferred Stockholders and Senior
              Registration Rights Agreement dated as of September 7, 1999.
       *4.5   First Amendment to Second Amended and Restated Agreement
              Among Series E, Series F and Series G Preferred Stockholders
              and Senior Registration Rights Agreement dated as of
              September 20, 1999.
       *5.1   Opinion of Edwards & Angell, LLP regarding legality of the
              Common Stock.
      *10.1   AirNet Communications Corporation 1999 Equity Incentive
              Plan.
      *10.2   OEM and Patent License Option Agreement dated January 27,
              1995 between Motorola, Inc. and AirNet Communications
              Corporation.
      *10.3   Employee Noncompete and Post-Termination Benefits Agreement
              dated October 26, 1999 between AirNet Communications
              Corporation and R. Lee Hamilton, Jr.
      *11.1   Statement regarding computation of per share earnings.
      *16.1   Letter from Ernst & Young regarding Change in Independent
              Accountants.
      *23.1   Consent of Edwards & Angell, LLP (included in Exhibit 5.1).
      *23.2   Consent of Deloitte & Touche LLP.
      *23.3   Consent of Ernst & Young LLP.
      *24.1   Power of Attorney (included on signature page).
       27.1   Financial Data Schedule, June 30, 1999.
       27.2   Financial Data Schedule, December 31, 1998.
       27.3   Financial Data Schedule, September 30, 1999.


---------------
* Previously filed

     b. Financial Statement Schedules:

     Financial Statement Schedules have been omitted because of the absence of conditions under which they would be required or because the required information has been included in the financial statements.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melbourne, State of Florida, on November 29, 1999.


                                          AIRNET COMMUNICATIONS CORPORATION

                                          By:                  *
                                            ------------------------------------
                                              Name: R. Lee Hamilton, Jr.
                                              Title: President and Chief
                                              Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the registration statement has been signed by the following persons in the capacities indicated on November 29, 1999.



                         *                     Director, President and Chief Executive Officer
---------------------------------------------
            R. Lee Hamilton, Jr.

              /s/ GERALD Y. HATTORI            Vice President of Finance, Chief Financial Officer,
---------------------------------------------  Treasurer and Secretary
              Gerald Y. Hattori

                        *                      Director
---------------------------------------------
                Joel P. Adams

                        *                      Director
---------------------------------------------
               James W. Brown

                        *                      Director
---------------------------------------------
              Robert M. Chefitz

                        *                      Director
---------------------------------------------
              Richard G. Coffey

                                               Director
---------------------------------------------
              Bruce R. DeMaeyer

                        *                      Director
---------------------------------------------
              Milo D. Harrison

                        *                      Director
---------------------------------------------
             J. Douglass Mullins

         *By: /s/ GERALD Y. HATTORI
   --------------------------------------
     Gerald Y. Hattori, Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT
   NUMBER                     DESCRIPTION OF DOCUMENT
  -------                     -----------------------
   *1.1     Form of Underwriting Agreement.
   *3.1     Sixth Amended and Restated Certificate of Incorporation.
   *3.2     Second Amended and Restated Bylaws.
   *4.1     Specimen Certificate evidencing shares of Common Stock.
   *4.2     Second Amended and Restated Shareholders' and Registration
            Rights Agreement dated as of April 16, 1997.
   *4.3     First Amendment to Second Amended and Restated Shareholders'
            and Registration Rights Agreement dated as of September 20,
            1999.
   *4.4     Second Amended and Restated Agreement Among Series E, Series
            F and Series G Preferred Stockholders and Senior
            Registration Rights Agreement dated as of September 7, 1999.
   *4.5     First Amendment to Second Amended and Restated Preferred
            Stockholders and Senior Registration Rights Agreement dated as of September 20, 1999.
   *5.1     Opinion of Edwards & Angell, LLP regarding legality of the
            Common Stock.
  *10.1     AirNet Communications Corporation 1999 Equity Incentive
            Plan.
  *10.2     OEM and Patent License Option Agreement dated January 27,
            1995 between Motorola, Inc. and AirNet Communications
            Corporation.
  *10.3     Employee Noncompete and Post-Termination Benefits Agreement
            dated October 26, 1999 between AirNet Communications
            Corporation and R. Lee Hamilton, Jr.
  *11.1     Statement regarding computation of per share earnings.
  *16.1     Letter from Ernst & Young regarding Change in Independent
            Accountants.
  *23.1     Consent of Edwards & Angell, LLP (included in Exhibit 5.1).
  *23.2     Consent of Deloitte & Touche LLP.
  *23.3     Consent of Ernst & Young LLP.
  *24.1     Power of Attorney (included on signature page).
   27.1     Financial Data Schedule, June 30, 1999.
   27.2     Financial Data Schedule, December 31, 1998.
   27.3     Financial Data Schedule, September 30, 1999.


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* Previously filed